Exhibit 16.1


                               LUDLOW & HARRISON
                               a CPA Corporaiton

3445 Camino Del Rio South Suite D                                 (619) 283-3333
San Diego, CA 92108                                           Fax (619) 283-7997
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To: Securities and Exchange Commission
    Washington, DC 20549

Re: Prevention Insurance.com


To Whom it may concern:
Pursuant to a request from Prevention Insurance.com on July 30, 2002 we state that we are in agreement with Item 4 as shown below:

Item 4. Changes in Registrant's Certifying Accountant

        (a) Effective July 10, 2002, the independent accountant who was previously engaged as the principal accountant to audit the Registrant's financial statements, Ludlow & Harrison was dismissed. The decision to dismiss this account was approved by the Board of Directors. This firm audited the Registrant's financial statements for the fiscal year 2001. Other than this, this accountant's report on the financial statements for the past year neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.
         During the Registrant's most recent fiscal year and the susbsequent interim period preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B) 1 through 3 of Regulation S-B that occurred within the Registrant's most recent fiscal year and the subsequent interim period preceding the former accountant's dismissal.

         (b) Effective July 6, 2002 Beadle, McBride & Reeves, LLP has been engaged to serve as the new principal accountant to audit the Registrant's financial statements. The decision to retain this accountant was approved by the Board of Directors. During the Registrant's two most recent fiscal years, and the subsequent interim period prior to engaging this accountant, neither the Registrant (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

         (c) The Registrant has requested Ludlow & Harrison to respond to the Securities and Exchange Commission regarding its agreement with the statements made by the Registrant in response to Item 304(a)(1) of Regulation S-B.

                                    SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned.


                                                 Ludlow & Harrison

July 31, 2002                                    /s/ Walter S. Ludlow
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                                                 Walter S. Ludlow, CPA